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                                                                    EXHIBIT 99.2

                         Q1 2003 CONFERENCE CALL SCRIPT

NANCY HAMILTON

Thank you operator. With me today is Bruce Holland, SpectraLink's President and Chief Executive Officer.

Thank you for joining SpectraLink's conference call for the first quarter of 2003. I would also like to welcome our Internet listeners as we broadcast this call live across the Internet.

This discussion will contain projections and other forward-looking statements. Therefore, I will incorporate by reference the provision for forward-looking statements published in our 2002 10-K filed with the Securities and Exchange Commission on March 28, 2003. You will also see a description of some of these risks and uncertainties in today's press release. Written or oral forward-looking statements speak only as of the date of the statements and are subject to several risks and uncertainties as described in these filings that could cause actual results to differ from present expectations. SpectraLink undertakes no obligation to update or revise any forward-looking statements contained herein in order to reflect events or circumstances that may arise after the date of this conference call.

SpectraLink has begun 2003 with earnings per diluted share of $0.06 representing a 20% growth in year-over-year earnings per diluted share for the quarter. This growth was generated from revenue of $14.6 million that delivered $1.1 million in earnings for the quarter. These results exceeded comparable numbers in the first quarter of 2002, which generated net income of $915 thousand, or $0.05 in earnings per diluted share, on revenue of $13.9 million.

In our target areas, our General market remains our primary sector with $9.1 million in sales, accounting for 81% of total product sales in the first quarter. We define the General market as the industrial, education, corporate and healthcare sectors. Within the General market, Healthcare was the main contributor, adding $4.5 million to quarterly revenue. The Retail Stores market accounted for 19% of product sales this quarter. The Service sector of our business remains a consistent revenue producer, contributing 23% of total revenue in the first quarter of 2003.

Our overall gross margin this quarter was more than 66%, which exceeds our expected range of 60-65%. This is especially noteworthy because we are about to announce new products and we are not seeing any noticeable deterioration in our gross margins.

SpectraLink's distribution channels accounted for 74% of product sales while our direct sales team accounted for the remaining 26% of product sales this quarter. The quarterly contribution from distribution channels was at the high end of our expected range of 50 to 75%. This demonstrates the importance of our distribution channels and confirms that they are a primary driver of our sales.

Total operating expenses were 55% of quarterly revenue. This is slightly less than one year ago when expenses accounted for 56% of quarterly sales. As you might expect, R&D expenses increased as a percent of revenue as we make final preparations for our new product announcement. In Q1, R&D expenses accounted for about 13% of quarterly


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revenue. This R&D expense as a percent of revenue should moderate as we introduce new products and if revenue grows through the year. Our pre-tax margin was almost 12% for the quarter.

Our balance sheet remains strong with over $44 million in cash and cash equivalents. In the first quarter we generated $2.2 million in cash from operations primarily as a result of positive net income. Days-sales-outstanding remained low again this quarter, amounting to 53 days.

We continued to buy back company stock and repurchased 226,500 shares in the first quarter at a cost of $1.8 million. In total, we have repurchased 3.7 million shares through our repurchase program leaving us with a remaining balance to 2.3 million shares still authorized for repurchase.

Now I'd like to turn the call over to our president and CEO, Bruce Holland.


BRUCE HOLLAND

Thank you, Nancy.

These are difficult times for all of us brought on by domestic uncertainties and global unrest. U.S. companies are operating in an economic environment that is more challenging than we've seen in decades. This environment is causing most markets to more closely scrutinize their capital spending. Although we can't quantify the impact these global issues have had on our sales, I firmly believe these factors have noticeably impacted SpectraLink's growth over the last several quarters. Having said that, I am extremely pleased to say we have started the year with very strong quarterly results. SpectraLink delivered year-over-year quarterly earnings per diluted share growth of 20%, which is exceptional when you consider the weak economy that continues to plague most industries across the country.

Growth in our baseline business continued to deliver positive earnings and positive cash from operations in the first quarter. With only one large order, it is apparent that the diversity of our vertical markets and customer base continues to stimulate growth. We have not lost sight of the large orders that remain in our pipeline in the hopes of converting those active negotiations into sales as the economy recovers. We continue to feel an improved economy is the primary stimulus needed to close many of these deals. In addition, while there were no substantial orders that we are aware of that were delayed because of our pending new product announcement, there may be orders in our channels that have been postponed for this reason.

This quarter we announced new customers in a variety of markets, both internationally and domestically. Our installation in the Chicago Mercantile Exchange is the second financial trading center that actively uses SpectraLink handsets. This is a somewhat unique installation because of the high call density that occurs during the trading hours. Dependability is key to this application because of the number and value of trades that occur every single day on the trading floor.

We were pleased to announce a couple of new international customers in two different markets in the first quarter. A hospital in Belgium and a packaging manufacturer in Germany demonstrate how two very important markets for us in the U.S. are beginning to


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develop in Europe. Every installation that is completed in key international markets opens the door for further penetration in those markets that have been significant contributors to our domestic growth.

Our distribution networks accounted for 74% of total product sales this quarter. This is on the high end of the range of the contribution we expect from our distributors and indicates that our channels remain a primary strength of our business. It is encouraging to see such a strong contribution from our channels especially when many of our major distributors are having difficulties in their core businesses during these soft economic times. This quarter we added three more distributors to our already extensive list of domestic resellers: Psion Teklogix focuses on warehousing, distribution and shipyard markets; Catalyst Telecom distributes SpectraLink handsets to complement its Avaya system sales; and the Westcon Group, which already distributes Avaya, Nortel and Cisco products, adds the SpectraLink product line to their extensive network.

SpectraLink dominated the voice over wireless LAN handset market throughout 2002. The Synergy Research Group reported that SpectraLink was the market share leader with 70% of the 802.11 wireless voice market. We believe the introduction of our new family of NetLink Wireless Telephones later this quarter will give us the opportunity to increase our penetration in this market and further solidify our position as the market leader in wireless voice for the workplace.

Our commitment to 802.11 technology for our future growth is demonstrated in our new product family. All of our new products will be part of our NetLink series that is 802.11 compatible. In support of this strategy, industry advances are making 802.11 systems a very compelling choice not only for mobile workers but also for markets that simply want to maximize operational efficiencies. Recent developments with 802.11g/a are allowing access point manufacturers to offer infrastructure with data rates in the 50 megabits per second range. We believe these super fast data rates will cause IT managers to totally rethink how they wire their data infrastructures and strongly consider totally wireless offices. 802.11g/a technology will allow numerous workstations to share a single access point. In fact, for the data rates required by many environments, the sharing factors can be in excess of 20 or more, thus significantly reducing infrastructure wiring costs. We feel SpectraLink can be a key factor in promoting a totally wireless workstation solution with our fully functional wireless handsets, and these developments should continue to accelerate the interest in our wireless voice technology. In addition, competition in the
802.11 environment continues to be very strong, thus ensuring 802.11 infrastructure will be available at reasonable costs. These low-cost systems will help drive the elasticity in this market, supporting future growth in
802.11 technology.

NetLink sales continue to ramp up. Throughout 2002, NetLink sales as a percent of total product sales increased sequentially every quarter, starting at 11% in the first quarter of 2002 and growing to over 20% by year-end 2002. That trend continued this quarter with NetLink accounting for nearly 25% of total product sales, representing a 133% increase, year-over-year, in its contribution to revenue. This is the shift we expected to see as 802.11 infrastructure is installed in an increasing number of markets. Our new product offerings later this quarter should further enhance this trend.

For the last few quarters, we have talked about the advances occurring in the silicon industry. We have told you that we intend to capitalize on this technology by incorporating new silicon into a family of handsets we will offer in 2003. That time is upon us. We are rapidly approaching our announcement date slated for the second quarter


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of this year when we will launch our new products both in the U.S. and internationally. Although I can't provide details of the announcement on this call, I can assure you we will have an investor call dedicated to our new product release upon the unveiling of our products. We will issue a press release two days prior to the product announcement alerting you of the exact time of the conference call when we will discuss our new products in detail.

We remain focused on growing our business in the months ahead but providing firm guidance for this growth is very difficult. Until there is some improvement in the U.S. economy and the global environment, I must remain cautiously optimistic about SpectraLink's future. In addition to the economic uncertainties, we are about to embark on a product transition that raises additional questions for our immediate future. There are numerous risks and uncertainties that we will monitor closely during this transition, including delays of customer orders as they evaluate new product offerings, and the potential impact that product mix could have on overall revenue and gross margins. Our transition plan was developed to minimize any negative repercussions that may result from the introduction of our new products.

We still believe there will be modest revenue growth in 2003 with operating expenses increasing slightly in absolute dollars. For example, there are clearly increased expenses due to the new SEC compliance requirements. If revenue varies from our projections, earnings could be impacted.

In conclusion, I am very pleased with the way we started 2003. Year-over-year growth in earnings is always one of our goals, especially during difficult economic times. Our business continues to generate cash, building the strength of our balance sheet. I look forward to talking to you soon with the formal announcement of our new family of NetLink Wireless Telephones. We remain very excited about the possibilities our new product generates. While there are short-term issues that must be addressed because of our product transition, we believe our new offerings will enhance SpectraLink's long-term leadership position in this market.

Thank you for joining us today. I'm going to turn the call back over to the operator for questions now.


NANCY HAMILTON -- At the end of Q&A

I want to thank everyone for participating today and remind you that this call will be available for replay through a dial-in number for 7 days and on our website for 30 days.

Goodbye.